Exhibit 99.1

   TRANS ENERGY SECURES $18 MILLION SECURED REVOLVING CREDIT FACILITY FROM CIT
                          BEGINS 2007 DRILLING PROGRAM

ST. MARYS, WV, June 22, 2007 -- Trans Energy, Inc. (Pink Sheets: TENG) announced today that it has closed a financing agreement with CIT Energy, a unit of CIT Group Inc.

James K. Abcouwer, President and CEO of Trans Energy said, "We have been working to put the best possible financing structure for the company in place and believe we have done that with CIT. We have the operational team in place now to turn this new capital into producing oil and gas wells, exploiting the company's attractive leasehold position".

"We are pleased to provide Trans Energy with the financing it needs for its development drilling program," said George McKean, Director of CIT Energy, a global provider of commercial and consumer finance solutions. "Our goal is to build long-term relationships through customized capital solutions that help our clients achieve their growth objectives. Reserve based lending is one of our core product offerings, and we look forward to working with Trans Energy on future developments."

Trans Energy also announced that it has begun drilling the Lyons #7, the first of up to 35 wells the Company plans to drill in its 2007 drilling program. Trans Energy has contracted with Union Drilling Company for an RD-20 top-drive drilling rig for the balance of the year with an option to extend through 2008. The program will develop properties with proven reserves in Wetzel, Marion and Tyler Counties in West Virginia.

Abcouwer concluded, "We will contract for a second, larger drilling rig from UDC to drill the deeper wells in our program, including Marcellus Shale wells as deep as 7,000 feet. In addition, we will be doing some up-hole completions in the Marcellus Shale in our older wells that formerly produced from deeper zones. The deployment of this new capital is targeted to boost our on-line production to over 3 million cubic feet of gas or oil equivalents by the end of the year. "

The company also announced the approval by its Board of Directors to implement a policy to lock-in forward prices and use hedge programs to take advantage of the favorable forward market prices on approximately 70 to 80 % of the planned production.

About Trans Energy, Inc.

Trans Energy, Inc. (Pink Sheets: TENG) is an oil and gas exploration and development company in the Appalachian Basin headquartered in St Mary's West Virginia, with offices also in Parkersburg. The company, operating since 1994, restructured itself during 2006 with a new management team, a focus on oil and gas development, and a business plan for rapid growth. Further information can be found on the Company's website at www.transenergyinc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
- Forward-looking statements in this release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. Forward-looking statements in this document include statements regarding the Company's exploration, drilling and development plans, the Company's expectations regarding the timing and success of such programs. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. For a more detailed discussion of the risks and uncertainties of our business, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission. We assume no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

About CIT Energy
CIT Energy is leading provider of value added financing and advisory products to higher growth, entrepreneurial companies throughout the energy and power sector. By combining extensive industry experience, structuring expertise and underwriting capacity, CIT Energy provides comprehensive solutions to our clients' most critical strategic and funding needs. CIT Energy currently manages an investment portfolio of approximately $1.5 billion, which includes investments in all asset classes across the energy and power sector.

About CIT
CIT Group Inc., a leading global commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $80 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has approximately 7,500 employees in locations throughout North America, Europe, Latin America, and Asia Pacific. www.cit.com

TRANS ENERGY, INC.
James K. Abcouwer,
President & CEO
(304) 422-4062

CIT MEDIA RELATIONS:
Amy Jonas
CIT Energy
212-461-5664
Amy.Jonas@CIT.com

Daniella Libertino
Manning Selvage & Lee
212-468-3546
Daniella.Libertino@mslpr.com

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